EXHIBIT 10.1

[EXPLANATORY NOTE: “*” INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN

OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.]

ALLIANCE EXPANSION AGREEMENT

This agreement (the “Alliance Expansion Agreement”) is made this 4th day of May, 2007 to the Development Alliance and Supply Agreement of May 7, 2002 as amended pursuant to the Amendment to Development and Supply Agreement of 3 November, 2003), (the “Alliance”) between Biosense Webster, Inc. (“Biosense Webster”) and Stereotaxis, Inc. (“Stereotaxis”).

RECITALS

WHEREAS, pursuant to the Alliance the parties have successfully co-developed and commercialized 4mm thermocouple RF mapping and ablation catheters that they believe are providing compelling therapeutic solutions for certain major disease states in electrophysiology. These 4mm catheters include devices incorporating Biosense’s proprietary catheter technology and Stereotaxis unique proprietary magnetic navigation technology, and also devices that additionally incorporate Biosense’s unique proprietary 3D catheter location sensing (“localizing”) technology; and

WHEREAS, pursuant to the Alliance the parties are co-developing and commercializing a range of additional mapping and ablation catheters; and

WHEREAS, the parties desire to extend for a period approximating two years their Alliance specifically regarding development and commercialization of catheters they believe have significant potential to become a new standard of care for complex ablations, which comprise magnetically navigable catheters incorporating Biosense’s unique proprietary open irrigation intellectual property and technology. These include a magnetically navigable open irrigation catheter (a Partnered NL Catheter), and a magnetically navigable open irrigation catheter that additionally incorporates Biosense’s localizing technology (a Daughter Product) (together, the “Magnetic Irrigation Catheters”); and

WHEREAS the parties also desire to evaluate additional potential collaborations regarding their technologies.

NOW, THEREFORE the parties agree as follows:

1.	Interpretation. Terms and definitions used in the Alliance will have the same meaning in this Alliance Expansion Agreement unless otherwise indicated. References to this Alliance Expansion Agreement or provisions hereof also include references to the terms of the Alliance, which are incorporated herein by reference. Unless expressly amended herein, the Alliance remains in full force and effect. In the event of conflict between this Alliance Expansion Agreement and the Alliance, Development Alliance and Supply Agreement of May 7, 2002 as amended pursuant to the Amendment to Development and Supply Agreement of 3 November, 2003, this Alliance Expansion Agreement will control.

2.	For the avoidance of doubt only, and without limitation, references in the Alliance to Partnered NL Catheters and Daughter Products will include Magnetic Irrigation Catheters of each.

3.	Except as set forth in Section 5(i) below, the Term and the Amendment Exclusivity Period related to Daughter Products and Partnered NL Catheters will expire on December 31, 2009. For the avoidance of doubt, such expiration dates will apply only with respect to such disposable devices and not with respect to Compatible CARTO Systems, Compatible NIOBE Systems or other relevant systems that are subject to the terms of the Alliance.

4.	The aggregate Revenue Share for all Daughter Products and Partnered NL Catheters, including without limitation the Magnetic Irrigation Catheters, will be increased by * beginning April 1, 2007 and thereafter during any period in which any such catheters are distributed pursuant to the Alliance (as amended by this Alliance Expansion Agreement).

5.	Provisions related solely to Magnetic Irrigation Catheters:

(i)	The Term and the Amendment Exclusivity Period related to Magnetic Irrigation Catheters and open irrigation catheter technology only will expire on December 31, 2011.

(ii)	Without limitation, the period for continuity of distribution of the Magnetic Irrigation Catheters only, following termination or expiration of the Alliance, as set forth in Section 11.2 of the Amendment to Development and Supply Agreement of 3 November, 2003, will become operative on December 31, 2011.

(iii)	Without limitation, both parties will carry out their obligations regarding development and commercialization of the Magnetic Irrigation Catheters in a commercially reasonable manner, and based on such resource allocations as are reasonably necessary to achieve the same; and

(iv)	Additional to the provisions set forth in Section 3 above, the Revenue Share in respect of the Magnetic Irrigation Catheters that will be applicable during * will be increased by *.

6.	The maximum aggregate Revenue Share calculated in accordance with Section 7 of the Development Alliance and Supply Agreement of May 7, 2002 (computed as if all contingencies and conditions favorable to Stereotaxis set forth in such Section were met) and in accordance with Section 4 of the Amendment to Development and Supply Agreement of 3 November, 2003 (computed as if all contingencies and conditions favorable to Stereotaxis set forth in such Section were met) is not affected by the provisions of Sections 4 and 5(iv) above.

7.	Without limitation to Section 5 above, and for the avoidance of doubt, any calculations of Stereotaxis’ Revenue Share will be made on the basis that the incremental Revenue Share set forth in Section 7 of the Development Alliance and Supply Agreement of May 7, 2002 will apply following the sixth anniversary of the execution of such agreement and thereafter during any period in which any Daughter Product or Partnered NL Catheter is distributed pursuant to the Alliance (as amended by this Alliance Expansion Agreement).

8.	The parties will evaluate in a commercially reasonable manner the potential for additional collaborations (which may be exclusive or non-exclusive) in the fields of:

(i)	Angiogenesis for cardiology. The parties intend to consider existing demand in the angiogenesis research and development market for precise, predictable and repeatable delivery of biologics (including without limitation stem cells, growth factors and gene therapy biologics) to targeted cardiovascular tissue for applications that may include (a) regeneration at areas of necrotic heart tissue in chronic heart failure patients and (b) enhancing perfusion in patients with moderate to severe ischemic heart disease. The parties also wish to assess the potential significance of their combined technologies in light of the regulatory requirement from FDA that an application for the delivery of biologics for such angiogenesis will only be considered in conjunction with or following the clearance and/or approval of the delivery device to be used; and

(ii)	Vascular navigation and associated applications for cardiology.

9.	IN WITNESS WHEREOF, the Parties hereto have caused this Alliance Expansion Agreement to be signed by duly authorized officers or representatives.

/S/ URI YARON
Biosense Webster, Inc. by Uri Yaron, Senior Director, Worldwide New Business Development

/S/ BEVIL HOGG
Stereotaxis, Inc. by Bevil Hogg, Chief Executive Officer